Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Linda Flynn, (212) 235-2191

Linda.Flynn@tphs.com

Trinity Place Holdings Closes On New Luxury Mixed-Use Property

Acquisition Furthers Multi-Family Acquisition Strategy

NEW YORK, NY (May 24, 2018) Trinity Place Holdings Inc. (NYSE: TPHS) announced today that it has closed on the previously announced acquisition of a newly built 105-unit, 12-story apartment building in Park Slope, Brooklyn for $81.0 million from an affiliate of Adam America Equities, LLC. The acquisition of the Park Slope property further expands Trinity Place Holdings core multi-family acquisition focused strategy, becoming the second property in this portfolio.

Located on the border of the Park Slope and Gowanus neighborhoods of Brooklyn at 237 11th Street, the property is one block from the 4th Avenue/9th Street subway station, and a short walk to nearby amenities such as Prospect Park and Whole Foods Market.

Leasing began in August 2017 at the Park Slope building, with the residential portion of the property approximately 63% leased. The property also includes 6,264 square feet of retail space, a portion of which is leased to Starbucks Inc.

The acquisition was capitalized with 2-year financings in the aggregate principal amount of $67.8 million. Such financings are interest-only and bear interest at the blended average rate of 3.72% over the 30-day LIBOR. The financings have a 1-year extension option.

Matt Messinger, CEO of Trinity Place Holdings, commented, “We are excited to complete the acquisition of 237 11th. We believe there is a tremendous opportunity within key segments of the New York market to aggregate a portfolio of Class A apartments (some with ancillary ground-floor retail or mixed-use characteristics) which will generate stable, growing cash flow and offer long-term appreciation. We look forward to the continued execution of this strategy in the years to come.”

237 11th Street offers an array of modern amenities that surpass what is available in the neighborhood’s “brownstone” housing stock. Apartments feature a washer/dryer in all units, tenant-controlled HVAC units, stainless steel appliances, and private outdoor terraces. Building-wide amenities include a courtyard garden, party room, fitness center, tenant lounge, bicycle storage room, parking, and landscaped rooftop terrace. The property’s relative height offers panoramic views of the New York Harbor and the Manhattan skyline from upper floors and the rooftop.

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About TPHS

Trinity Place Holdings Inc. (the “Company”) is a real estate holding, investment and asset management company. The Company’s business is primarily to own, invest in, manage, develop and/or redevelop real estate assets and/or real estate related securities. The Company is developing a mixed-use condominium at 77 Greenwich Street in Lower Manhattan, which is one of Lower Manhattan’s premier development sites. As of March 31, 2018, the Company also owns a shopping center located in West Palm Beach, Florida and a retail property in Paramus, New Jersey as well as a 50% interest in The Berkley, a Williamsburg, Brooklyn, located multi-family property. Trinity Place Holdings’ intellectual property includes rights related to the Filene’s Basement trademarks. In addition, the Company also has over $232.6 million of Federal tax net operating losses. Several of its current assets are the legacy of certain Syms Corp. and Filene’s Basement holdings as a result of those companies having emerged from Chapter 11 bankruptcy under a plan of reorganization in September 2012.

More information on the Company can be found at www.trinityplaceholdings.com and on our residential properties at http://theberkleybk.com/ as well as www.237eleventh.com

Forward Looking Statements

This press release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of the Company may differ materially from those expressed or implied by such forward-looking statements.  For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2017, as well as to our subsequent filings with the Securities and Exchange Commission.  The forward-looking statements contained herein speak only as of the date hereof, and we assume no obligation to update any forward-looking statements, whether as a result of new information, subsequent events or otherwise, except as required by law.